Exhibit 23.1

Board of Directors and Shareholders of

A SPAC III Acquisition Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 29, 2024, except for Notes 1, 3, 7 and 8, as to which the date is October 24, 2024, in Amendment No. 1 to the Registration Statement on Form S-1, under the Securities Act of 1933 (File No. 333-282428) with respect to the balance sheets of A SPAC III Acquisition Corp. (collectively the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in shareholder’s deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
October 24, 2024	Certified Public Accountants
PCAOB ID No.1171